Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement on Form F-3 (No. 333-225163) (the “Registration Statement”) of our reports dated March 9, 2018 relating to the financial statements of Brookfield Property Partners L.P. and subsidiaries (the “Partnership”) and the effectiveness of the Partnership’s internal control over financial reporting appearing in the Annual Report on Form 20-F of the Partnership for the year ended December 31, 2017, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte LLP

Chartered Professional Accountants

Licensed Public Accountants

Toronto, Canada

September 11, 2018